Exhibit 5.4

LAW OFFICES 15 West South Temple Suite 1200 Gateway Tower West Salt Lake City, UT 84101 801.257.1900 801.257.1800 (Fax) www.swlaw.com	DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX RENO SALT LAKE CITY TUCSON

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special Arizona counsel for Bullhead City Hospital Corporation and Payson Hospital Corporation, each an Arizona corporation (each a “Guarantor” and, together the “Guarantors”), in connection with the Guarantors’ proposed guarantees (the “Guarantees”) of up to $1,000,000,000 aggregate principal amount 5.125% senior secured notes due 2021 of CHS/Community Health Systems, Inc. (the “Company”), a Delaware corporation (the “Secured Exchange Notes”) and $3,000,000,000 aggregate principal amount of 6.875% senior unsecured notes due 2022 of the Company (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”). The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”) as described in the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”).

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

September 17, 2014

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, the legal capacity and competency of all natural persons, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and the Guarantors. In addition, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Each Guarantor is validly existing and in good standing under the laws of the State of Arizona.

(2) Each Guarantor has the requisite corporate power to guarantee the Exchange Notes and to perform its obligations under the Indentures with respect to the guarantee of the Exchange Notes.

(3) The creation by each Guarantor of the guarantee of the Exchange Notes in accordance with the Indentures and the performance of the Indentures by each Guarantor with respect to the guarantee of the Exchange Notes has been duly authorized by each Guarantor.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the States of Arizona as in effect on the date hereof. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.